Exhibit 10.3

FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT

THIS FIRST AMENDMENT TO REIMBURSEMENT AGREEMENT, dated as of October 10, 2012 (this “First Amendment”), is entered into by and among Endeavour International Corporation, a Nevada corporation (“Holdings”), Endeavour Energy UK Limited, a United Kingdom private limited company (the “Payer”), New Pearl SA, a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with its registered office at 40 avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg trade and companies register under number B.169.461 (“Payee”), and Cyan Partners, LP, as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Reimbursement Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Holdings, the Payer, the Payee, and the Collateral Agent are parties to the Reimbursement Agreement dated as of May 31, 2012 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Reimbursement Agreement”);

WHEREAS, Holdings and the Payer have informed the Payee and the Collateral Agent that Holdings desires to issue up to an additional $60,000,000 aggregate principal amount of First Priority Notes (the “Additional First Priority Notes”);

WHEREAS, the net cash proceeds of the Additional First Priority Notes will be used to (i) redeem, repay and discharge in full the 2014 Senior Suborinated Notes and (ii) to finance a portion of the construction, improvement, and other capital costs related to Holdings’ U.S. and U.K. oil and natural gas properties;

WHEREAS, subject to the terms and conditions of this First Amendment, the parties hereto wish to amend the Reimbursement Agreement as herein provided;

NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Reimbursement Agreement Amendments.

1. Amendment to Section 8.01. Section 8.01 of the Reimbursement Agreement is hereby amended to (i) delete the word “and” appearing at the end of clause (v) thereof, (ii) delete the period appearing at the end of clause (w) thereof and insert the text “; and” in lieu thereof and (iii) insert the following new clause (x) immediately following clause (w) thereof:

“(x) Liens on the Indenture Collateral securing Indebtedness permitted by Section 8.04(n).”

2. Amendment to Section 8.04. Section 8.04 of the Reimbursement Agreement is hereby amended to (i) delete the word “and” appearing at the end of clause (l) thereof, (ii) delete the period appearing at the end of clause (m) thereof and insert the text “; and” in lieu thereof and (iii) insert the following new clause (n) immediately following clause (m) thereof:

“(n) Indebtedness of Holdings represented by First Priority Notes in an aggregate principal amount not to exceed $60,000,000 and the related guarantees of the First Priority Notes made by the Subsidiary Guarantors; provided that such Indebtedness shall be incurred on or prior to October 31, 2012.”

3. Amendment to Section 8.07(a). Section 8.07(a) of the Reimbursement Agreement is hereby amended and restated in its entirety to read as follows:

“(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Junior Financing; provided that (i) the 2016 Convertible Senior Notes and the 2014 Senior Subordinated Notes may be prepaid, redeemed or acquired (A) in accordance with Section 8.04(b) or (B) with Net Cash Proceeds of Permitted Junior Debt or issuances of common Equity Interests or Qualified Preferred Stock, (ii) the 2014 Senior Subordinated Notes may be prepaid, redeemed or acquired with Net Cash Proceeds received from Indebtedness incurred pursuant to Section 8.04(n) so long as such prepayment, redemption or acquisition occurs within 30 days following receipt of such Net Cash Proceeds, and (iii) Permitted Junior Debt may, subject to the provisions of the definition thereof, be prepaid, redeemed or acquired with Net Cash Proceeds from subsequent issuances of Permitted Junior Debt, common Equity Interests or Qualified Preferred Stock;”

4. Amendment to Schedule 8.01(c). Schedule 8.01(c) of the Reimbursement Agreement is hereby amended by deleting said Schedule in its entirety and replacing it with the new Schedule 8.01(c) attached hereto as Schedule 8.01(c).

II.	Miscellaneous Provisions.

1. In order to induce the Payee and the Collateral Agent to enter into this First Amendment, each of Holdings and the Payer hereby represents and warrants that:

(i) all of the representations and warranties contained in the Reimbursement Documents are true and correct in all material respects both before and immediately after giving effect to the First Amendment Effective Date (as defined below), with the same effect as though such representations and warranties had been made on and as of First Amendment Effective Date (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date); and

(ii) no Default or Event of Default exists before or immediately after giving effect to the amendments set forth in this First Amendment on the First Amendment Effective Date.

2. This First Amendment is limited as specified herein and shall not constitute a modification, acceptance or waiver of any other provision of the Reimbursement Documents, all of which other provisions are hereby ratified and confirmed and are in full force and effect.

3. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including by way of facsimile or other electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Payer and the Collateral Agent.

4. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS RULES AND PRINCIPLES THEREUNDER OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5. In consideration of the Collateral Agent’s execution of this First Amendment, each party hereto unconditionally and irrevocably acquits and fully forever releases and discharges the Collateral Agent and all its affiliates, partners, subsidiaries, officers, employees, agents, attorneys, principals, directors and shareholders and its respective heirs, legal representatives, successors and assigns (collectively, the “Releasees”) from any and all claims, demands, causes of action, obligations, remedies, suits, damages and liabilities of any nature whatsoever, whether now known, suspected or claimed, whether arising under common law, in equity or under statute, which such party hereto ever had or now has against any of the Releasees and which has arisen at any time prior to the date hereof out of this First Amendment, the Reimbursement Agreement, the Security Documents or any other related documents, instruments or agreements or the enforcement or attempted or threatened enforcement by any of the Releasees of any of their respective rights, remedies or recourse related thereto (collectively, the “Released Claims”) (but in each case referred to in this Part II, Section 5, excluding any claims, demands, causes of actions, obligations, remedies, suits, damages or liabilities to the extent same occurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). Each party hereto covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against any of the Releasees any action or other proceeding based upon any of the Released Claims.

6. This First Amendment shall become effective on the date (the “First Amendment Effective Date”) when each of the following conditions shall have been satisfied:

(i) Holdings, the Payer, the Collateral Agent and the Payee shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same to White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 Attention: Joseph Petruccelli (facsimile number: 212-354-8113 / e-mail address: jpetruccelli@whitecase.com);

(ii) Holdings or the Payer shall have delivered to the Collateral Agent and the Payee:

(a) certified copies of the indenture and/or other material documentation governing the Additional First Prioriy Notes, which shall each be in form and substance reasonably satisfactory to the Collateral Agent; and

(b) a certified copy of the opinion delivered by Vinson & Elkins LLP, special counsel for the Borrower and Holdings, to the respective underwriter of the Additional First Priority Notes in connection with the issuance thereof, which opinion shall cover matters reasonably satisfactory to the Collateral Agent;

(iii)(a) the amendments to the Reimbursement Agreement set forth in Section 1 of this First Amendment shall have been consented to in writing by the Required Lenders under, and as defined in, that certain Credit Agreement, dated as of May 31, 2012, among the Payee, the lenders party thereto and Cyan Partners, LP, as administrative agent and (b) the Payer shall have delivered a copy of such written consent to the Collateral Agent; and

(iv) the Payer shall have paid (a) to the Collateral Agent and the Payee all fees and reasonable and documented out-of-pocket expenses owing to it in connection with this First Amendment and shall have reimbursed the Collateral Agent and Payee for all reasonable and documented out-of pocket legal expenses incurred in connection with the Reimbursement Agreement (including, without limitation, in connection with this First Amendment) and invoiced on or before the date hereof and (b) any other fees then due and payable in connection with this First Amendment.

7. In consideration of the Payee’s execution of this First Amendment, the Payor agrees to pay to the Payee a non-refundable cash fee (the “Reimbursement Amendment Fee”) in an amount equal to the aggregate Amendment Fee (as defined in that certain Consent to Credit Agreement, dated as of October 10, 2012, by and among the Payee, the lenders party thereto and Cyan Partners, LP, as administrative agent). The Reimbursement Amendment Fee shall be due and payable by the Payor to the Payee on the date the Additional First Priority Notes are issued.

8. From and after the First Amendment Effective Date, all references in each Reimbursement Document to the “Reimbursement Agreement” shall be deemed to be references to the Reimbursement Agreement as modified hereby.

9. After the execution and delivery to the Collateral Agent of a fully executed copy of this First Amendment by the parties hereto, this First Amendment may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Reimbursement Documents pursuant to Section 11.09 of the Reimbursement Agreement.

10. The Payer agrees that any failure to pay any fee payable by it to the Payee or the Collateral Agent in connection with this Amendment within one Business Day after the First Amendment Effective Date shall constitute an immediate Event of Default under the Reimbursement Agreement.

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Schedule 8.01(c)

Existing Liens

1.	Liens on the Indenture Collateral securing Indebtedness represented by Indenture Notes in an aggregate principal amount of $500,000,000.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this First Amendment to Reimbursement Agreement to be duly executed and delivered as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Authorized Signatory

Signature Page to First Amendment

ENDEAVOUR ENERGY UK LIMITED

By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Authorized Signatory

Signature Page to First Amendment

CYAN PARTNERS, LP, as Collateral Agent

By:	/s/ Jonathan Tunis
	Name:	Jonathan Tunis
	Title:	Authorized Signatory

Signature Page to First Amendment

NEW PEARL SA, As Payee

/s/ Gerard van Hunen
By:	Lux Business Management S.à.r.l.
Title:	Sole Director

Itself represented by: Gerard van Hunen
Title:	Permanent representative of Lux Business Management S.à.r.l.

Signature Page to First Amendment